SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2009
VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1200 Urban Center Drive
Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code:
(205) 298-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 12, 2009, the Compensation Committee of the Board of Directors of Vulcan Materials Company (the “Company”) approved for each of the named executive officers to be included in the Company’s 2009 proxy statement (the “NEOs”), (i) the 2009 base salaries, which remained at 2008 levels, and (ii) the short term target bonus percentages for the 2009 fiscal year. Due to the unprecedented downturn in the economy, short term cash bonuses were not earned, and therefore, the Compensation Committee did not approve the payment of any cash bonuses for the NEO’s based on the Company’s 2008 performance. The compensation for the CEO was ratified by the Board of Directors.
Salary and Cash Bonus
Each of the NEO’s participates in the Company’s Executive Incentive Plan (“EIP”). Under this plan, participating executives are entitled to earn an annual cash incentive award to the extent established financial objectives are achieved.
The Compensation Committee has selected Economic Profit (“EP”), which is defined as operating income after current taxes less a charge for capital employed, as the financial performance objective for determining awards under the EIP and MIP. A target EP is established by the Compensation Committee annually at its February meeting based on the average of last year’s actual EP and last year’s target EP for the Company as well as each of its divisions, subject to certain adjustments, including the effects of certain long-term investment projects. The target EP represents the amount of EP that must be earned in order for a “target bonus” to be paid. The “target bonus” is expressed as a percentage of base salary and established for each named executive officer based on market surveys of similar-sized industrial companies. An executive can earn from zero up to an amount equal to his Bonus Cap, depending on the actual EP results for the year. If the EP performance relative to the EP target (for the Company or its business units as applicable for the particular executive officer) is not met, then the executive’s bonus would be reduced in accordance with a predetermined schedule. In the case of the NEOs, other than the Chief Executive Officer, the Chief Executive Officer can adjust the actual bonus to be paid to the NEOs subject to the EIP individual Bonus Caps, based on:
•	the individual performance of the executive

•	the safety, health and environmental performance record of the Company and its Divisions

•	consistent above target performance for 3 or more years

•	successful implementation of Vulcan strategic objectives
The Compensation Committee likewise determines the actual bonus payable to the Chief Executive Officer based on his performance, subject to the restraints set forth above.
The Compensation Committee determined that the base salaries of each of the NEOs for 2009 would remain at their 2008 levels, with no increase. For each NEO, the following table reflects (i) the 2009 base salary (same as 2008 base salary), (ii) the fact that no cash bonuses were approved or paid, and (iii) the target bonus opportunity for the 2009 fiscal year.

			Target 2009
			Annual Bonus
			Opportunity as a
			Percentage of
Named Executive	Title	Base Salary	Base Salary	2008 Bonus
Donald M. James	Chairman and Chief Executive Officer	$1,250,000	100%	$0
Guy M. Badgett, III	Senior Vice President, Construction Materials	496,000	65%	0
Daniel F. Sansone	Senior Vice President, Chief Financial Officer	500,000	70%	0
Ronald G. McAbee	Senior Vice President, Construction Materials — West	400,000	65%	0
Danny R. Shepherd	Senior Vice President, Construction Materials — East	400,000	65%	0
Long-Term Incentive Award Payments
The Compensation Committee did not authorize payments to the NEOs for the Performance Share Units because there was not an award period ending on December 31, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

VULCAN MATERIALS COMPANY (Registrant)
By:	/s/ Robert A. Wason IV
Robert A. Wason IV

Dated: February 19, 2009